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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2004

TYCO INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Bermuda (Jurisdiction of Incorporation)	98-0390500 (IRS Employer Identification Number)

001-13836
(Commission File Number)

Second Floor, 90 Pitts Bay Road
Pembroke, HM 08, Bermuda
(Address of Principal Executive Offices, including Zip Code)

441-292-8674
(Registrant's Telephone Number, including Area Code)

        Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

        On December 16, 2004, Tyco International Group S.A. ("TIGSA"), a wholly-owned subsidiary of Tyco International Ltd. (the "Company"), and the Company, as the parent guarantor, entered into a Five-Year Credit Agreement, dated as of December 16, 2004, with Bank of America, N.A., as Paying Agent, Co-Administrative Agent and lender, Citicorp USA, Inc., as Co-Administrative Agent and lender, and the other financial institutions party thereto (the "Five-Year Credit Agreement").

        The Five-Year Credit Agreement replaces TIGSA's $1.0 billion 364-Day Credit Agreement, dated as of December 22, 2003, among TIGSA, as the borrower, the Company, as the parent guarantor, Bank of America, N.A. and Citicorp North America, Inc., as Co-Administrative Agents and lenders, and the other financial institutions party thereto (the "364-Day Credit Agreement"), which was terminated on December 16, 2004 prior to its scheduled expiration date of December 20, 2004. There were no amounts outstanding under the 364-Day Credit Agreement on the date of its termination and no early termination penalties were incurred by TIGSA.

        The Five-Year Credit Agreement provides for a $1.0 billion revolving credit facility, of which the entire amount is currently undrawn and available. The Company has provided an unconditional guarantee of the full and punctual payment of TIGSA's obligations under the Credit Agreement. Amounts under the Five-Year Credit Agreement may be borrowed, repaid and reborrowed by TIGSA from time to time until the maturity of the revolving credit facility on December 16, 2009. Voluntary prepayments and commitment reductions under the Five-Year Credit Agreement are permitted at any time without fee upon proper notice and subject to a minimum dollar requirement. Borrowings under the Five-Year Credit Agreement bear interest at a floating rate, which will be, at TIGSA's option, either the British Bankers Association LIBOR plus an applicable margin, which is subject to adjustment based on the credit ratings of TIGSA, or a base rate.

        The Five-Year Credit Agreement contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, limits on the incurrence of liens, a limit on the ratio of debt to earnings before interest, income taxes, depreciation, and amortization, and minimum levels of net worth. The Five-Year Credit Agreement includes customary events of default for facilities of this type (with customary grace periods, as applicable) and provides that, upon the occurrence of an event of default, the interest rate on all outstanding obligations will be increased and payment of all outstanding loans may be accelerated and/or the lenders' commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Five-Year Credit Agreement shall automatically become immediately due and payable, and the lenders' commitments will automatically terminate.

        Also on December 16, 2004, TIGSA, as the borrower, and the Company, as the parent guarantor, entered into an amendment to the Three-Year Credit Agreement, dated as of December 22, 2003, with Bank of America, N.A., as Paying Agent and lender, and the other financial institutions party thereto (the "Amendment"). The Amendment provides for changes to conform certain provisions of the Three-Year Credit Agreement to the provisions of the Five-Year Credit Agreement, including, among other things, the elimination of the covenant that limits the ability of the Company and its subsidiaries to make substantial payments in connection with their capital shares, a modification to the liens covenant to permit unlimited liens securing certain non-recourse debt, the elimination of step-ups in the minimum levels of net worth for net proceeds from stock issuances, and the elimination of certain conditions to borrowings under the Three-Year Credit Agreement.

        Some of the financial institutions party to the Five-Year Credit Agreement, the Amendment and the 364-Day Credit Agreement have or may have had various relationships with the Company and its affiliates involving the provision of a variety of financial services, including cash management, investment banking, pension fund and equipment financing and leasing services, and the issuance of

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letters of credit and bank guarantees. In addition, the Company and certain affiliates have entered into interest rate and foreign exchange derivative arrangements with some of the financial institutions.

        The foregoing does not constitute a complete summary of the terms of the Five-Year Credit Agreement and the Amendment, and reference is made to the complete text of these agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 1.02.    Termination of a Material Definitive Agreement

        The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a
                     Registrant

        The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

  (c)
  Exhibits

Exhibit No.	Description
10.1
Five-Year Credit Agreement dated as of December 16, 2004 among Tyco International Group S.A., Tyco International Ltd, each lender from time to time party thereto, and Bank of America, N.A. and Citigroup USA, Inc., as Co-Administrative Agents.
10.2
Amendment dated as of December 16 2004, among Tyco International Group S.A., Tyco International Ltd, each required lender from time to time party thereto, and Bank of America, N.A., as Paying Agent, to the Three-Year Credit Agreement dated as of December 22, 2003 among Tyco International Group S.A., Tyco International Ltd., the banks named therein, and Bank of America, N.A. and Citigroup North America, as Co-Administrative Agents.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD. (Registrant)

By:	/s/ DAVID J. FITZPATRICK David J. FitzPatrick Executive Vice President and Chief Financial Officer

Date: December 21, 2004

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SIGNATURES